EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

As independent petroleum engineers, we hereby consent to the use of our name and the reference to our report dated February 25,  2014 regarding PostRock Energy Corporation’s Reserves and Future Net Revenues as of December 31, 2013, in this Annual Report on Form 10-K for the year ended December 31, 2013 by PostRock Energy Corporation, and the incorporation by reference of such report in the Registration Statements on Form S-8 (File Nos. 333-174969, 333-181480, 333-185722, 333-188522 and 333-188523) and Form S-3 (File No. 333-173896) previously filed by PostRock Energy Corporation.

Cawley, Gillespie & Associates, Inc.

Petroleum Engineers

Ft. Worth, Texas

March 12,  2014